Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-200846, 333-170959, 333-146709, 333-121090, 333-71042, and 333-48356) of Methode Electronics, Inc. and subsidiaries of our report dated April 30, 2018 (except for the change in accounting principle as described in Note 2 and elsewhere in the financial statements which is dated November 28, 2018), relating to the consolidated financial statements of Grakon Parent, Inc. and subsidiaries as of and for the fiscal years ended December 31, 2017 and January 1, 2017, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Seattle, Washington
November 28, 2018